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                              CONSULTING AGREEMENT


                  AGREEMENT, made and entered into this 21st day of May, 1996, between ANTHONY CAPPAZI of ______________________________ (the "Consultant"), and DIAMOND ENTERTAINMENT CORPORATION having an office at 16818 Marquardt Avenue, Cerritos, CA 90703 (the "Company").

                  WHEREAS, the Company desires to obtain the benefit of the services of the Consultant, and the Consultant desires to render such services on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, the parties hereto, in consideration of the premises and the mutual covenants herein contained, hereby agree as follows:

                  1. Term: Subject to the provisions hereinafter set forth, the Company hereby retains the Consultant and the consultant hereby accepts its retention for a term commencing as of the date hereof and terminating June 1, 1998 (the "Term")

                  2. Scope: During the Term, the Consultant shall consult with and render advice to the Company specifically concerning strategic planning.

                  All final decisions with respect to areas as to which the Consultant has rendered advice to the Company are decisions of the Company and the Consultant shall have no liability or responsibility therefore. The Consultant shall render such services to the best of its ability and shall use its best efforts to promote the interests of the Company.

                  3. Compensation: As compensation for the services to be rendered by Consultant during the Term, the Company agrees to issue to the Consultant options to purchase 1,000,000 shares of common stock of the Company for $.10 per share. The options are exercisable for the period commencing the date of this agreement ending on June 1, 1998. The Company agrees to use its best efforts to file a Registration Statement on Form S-8 covering the exercise of the options.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first written above.

                                              /s/ Anthony Cappazi
                                              ---------------------------------
                                              Anthony Cappazi



                                              DIAMOND ENTERTAINMENT CORPORATION


                                              By: /s/ James Lu
                                                  -----------------------------
                                                  President

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